Exhibit 99.1
JOINT FILING AGREEMENT
Pursuant to Rule 13d-1(k)(1) each of the persons named below agrees to this joint filing of Schedule 13G (including any and all amendments thereto) individually and submits this exhibit as proof of their agreement with the other person named below:

Dated: October 29, 2026	CARSON, LLC
	By:	/s/ Aaron Schaben
Name: Aaron Schaben Title: CEO and President

MOMENTIS, LLC
	By:	/s/ Aaron Schaben
Name: Aaron Schaben Title: CEO and President

CARSON GROUP, INC.
	By:	/s/ Aaron Schaben
Name: Aaron Schaben Title: Vice President

OMANI R. CARSON LIVING TRUST
	By:	/s/ Omani R. Carson
Name: Omani R. Carson Title: Trustee

JEANINE M. CARSON LIVING TRUST
	By:	/s/ Jeanine M. Carson
Name: Jeanine M. Carson Title: Trustee

/s/ Omani R. Carson
OMANI R. CARSON

/s/ Jeanine M. Carson
JEANINE M. CARSON